UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TWITTER, INC.

(Name of Registrant as Specified In Its Charter)

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May 20, 2016

To:Stockholders of Twitter, Inc.

Re:Twitter, Inc. 2016 Equity Incentive Plan

Dear Stockholders:

We appreciate the stockholder feedback we have received on our proposal to approve the Twitter, Inc. (“Twitter”) 2016 Equity Incentive Plan (the “2016 Plan”) at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”).

In October 2015, our Co-Founder and Chief Executive Officer, Jack Dorsey, agreed to contribute 6,814,085 shares of his own Twitter common stock to Twitter to be granted to our employees without any cost or charge to Twitter.  We are asking our stockholders to approve the 2016 Plan at the Annual Meeting in order to allow us to fulfill Mr. Dorsey’s objectives of making his contributed shares available for grants to our employees.  Mr. Dorsey and we believe our success is due to our highly talented employee base and that our future success depends on our ability to attract and retain high caliber people.

Based on discussions with our stockholders, we have committed to amend the 2016 Plan after the Annual Meeting to prohibit the repricing of stock options, including through an option exchange program or cash buyout, without the consent of Twitter’s stockholders. We recognize the importance of protecting the value of your investment in Twitter and we also endeavor to be responsive to stockholder feedback on our compensation programs.

As a company, we are committed to recruiting and retaining highly talented personnel, and ensuring that employee and stockholder interests are aligned. We believe that the 2016 Plan allows us to further our goal of incentivizing the quality personnel we need to move our business forward without causing dilution to our stockholders.

We thank you for your continued support of Twitter and look forward to either greeting you in person at the Annual Meeting or receiving your proxy.

Very truly yours,

Vijaya Gadde

General Counsel & Secretary